Exhibit 99.1

Biofrontera Inc. Announces Restructuring of Supply Agreement with Biofrontera AG

➢	Ameluz® transfer price to Biofrontera AG reduced significantly
➢	Control of all US clinical trials of Ameluz transfers to Biofrontera Inc. on June 1

WOBURN, MA / ACCESSWIRE / February 20, 2024 / Biofrontera Inc. (NASDAQ:BFRI) (“Biofrontera” or the “Company”), a biopharmaceutical company specializing in the commercialization of dermatologic products, today announced the restructuring of agreements between the Company and its former parent company Biofrontera AG. With immediate effect, the transfer price of Ameluz® will be reduced from 50% to 25% for all purchases in 2024 and 2025.

Starting on January 1, 2026, until 2032 there will be step-wise increases in the transfer price from 25% to 35% for sales related to actinic keratosis and, if approved by the FDA, basal cell carcinoma and squamous cell carcinoma. The transfer price for sales related to acne, another indication currently in development, will remain at 25% indefinitely. The transfer price covers the cost of goods, royalties on sales, and services including all regulatory efforts, agency fees, pharmacovigilance, and patent administration.

Additionally, effective June 1, the Company will take control of all clinical trials with Ameluz® in the US, allowing for more effective cost management and direct oversight of trial efficiency. The reduced LSA transfer price will allow the Company to finance such R&D activities and continue our commercial growth trajectory.

“This amendment provides significant value in both the short and long term. In the short term, we will be paying half of what we had paid in the past for product. In the long term, controlling US clinical trials will enable us to better manage costs and ensure efficiency, which we believe will lead to new indications in the label and increased revenue sooner,” stated Hermann Luebbert, Chief Executive Officer and Chairman of Biofrontera Inc.

“We believe that the renegotiated terms along with the capital committed in our simultaneous financing accelerate and could be sufficient for the company achieving profitability in 2025. This will be further supported by the potential label change of Ameluz for the use of up to three tubes per treatment currently under review by the FDA with a user fee goal of October 4, 2024” he continued.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

For further information, please see the Company’s current report on Form 8-K to be filed with the SEC.

About Actinic Keratosis

Actinic keratosis (AK) is the most common pre-cancerous skin lesion caused by chronic sun exposure that may, if left untreated, develop into life-threatening skin cancer called squamous cell carcinoma. AKs typically appear on sun-exposed areas such as the face, bald scalp, arms or the back of the hands. In 2020 approximately 58 million people in the US were affected by AK and 13 million AK treatments were performed.3

AboutBiofrontera Inc.

Biofrontera Inc. is a U.S.-based biopharmaceutical company commercializing a portfolio of products for the treatment of dermatologic conditions with a focus on photodynamic therapy (PDT) and topical antibiotics. The Company’s licensed products are used for the treatment of actinic keratoses, which are pre-cancerous skin lesions, as well as impetigo, a bacterial skin infection. For more information, visit www.biofrontera-us.com and follow Biofrontera on LinkedIn and Twitter.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, as amended to date. These statements include, but are not limited to, statements relating to the clinical development strategy for Ameluz®, changes to the purchase price of the Company’s licensed products, the potential to expand the label of Ameluz®, ongoing clinical trials conducted in collaboration with our licensing partner, and the future impact of such trials on the market for Ameluz®. We have based these forward-looking statements on our current expectations and projections about future events, nevertheless, actual results or events could differ materially from the plans, intentions and expectations disclosed in, or implied by, the forward-looking statements we make. These risks and uncertainties, many of which are beyond our control, including, but not limited to, the impact of any extraordinary external events; any changes in the Company’s relationship with its licensors; the ability of the Company’s licensors to fulfill their obligations to the Company in a timely manner; the Company’s ability to achieve and sustain profitability; whether the current global disruptions in supply chains will impact the Company’s ability to obtain and distribute its licensed products; changes in the practices of healthcare providers, including any changes to the coverage, reimbursement and pricing for procedures using the Company’s licensed products; the uncertainties inherent in the initiation and conduct of clinical trials; availability and timing of data from clinical trials; whether results of earlier clinical trials or trials of Ameluz® in combination with BF-RhodoLED® in different disease indications or product applications will be indicative of the results of ongoing or future trials; uncertainties associated with regulatory review of clinical trials and applications for marketing approvals; whether the market opportunity for Ameluz® in combination with BF- RhodoLED® is consistent with the Company’s expectations; the Company’s ability to comply with public company requirements; the Company’s ability to retain and hire key personnel; the sufficiency of cash resources and need for additional financing and other factors that may be disclosed in the Company’s filings with the SEC, which can be obtained on the SEC website at www.sec.gov. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made and reflect management’s current estimates, projections, expectations and beliefs. The Company does not plan to update any such forward-looking statements and expressly disclaims any duty to update the information contained in this press release except as required by law.

Contact:

Barwicki Investor Relations

Andrew Barwicki

1-516-662-9461

ir@bfri.com

SOURCE: Biofrontera Inc.

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